Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2025 RESULTS
Company Release: July 29, 2025
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank segment ("community bank") with an industry leading banking as a service ("BaaS") segment ("CCBX"), today reported unaudited financial results for the quarter ended June 30, 2025, including net income of $11.0 million, or $0.71 per diluted common share, compared to $9.7 million, or $0.63 per diluted common share, for the three months ended March 31, 2025 and $11.6 million, or $0.84 per diluted common share, for the three months ended June 30, 2024.

Management Discussion of the Second Quarter Results

“Second quarter of 2025 saw a lower provision for credit losses as a result of an improvement in the performance of the CCBX portfolio and our focus on originating higher quality CCBX loans resulting in lower historical loss factors. Noninterest expenses were fairly flat compared to last quarter related to continued onboarding and implementation costs for partnerships and products within CCBX and investments in technology. We believe these investments are important to the long-term success and scalability of the Company,” stated CEO Eric Sprink. “We had another quarter of quality deposit growth of $122.3 million during the second quarter, and our CCBX program fee income, excluding nonrecurring revenue, increased 8.2% compared to the prior quarter.”

Key Points for Second Quarter and Our Go-Forward Strategy

•CCBX Making Progress on Launching New Programs. As of June 30, 2025 we had two partners in testing, two in implementation/onboarding, five signed letters of intent (LOI) and we have an active pipeline of new partners along with new products with existing partners for the balance of 2025 and into 2026. Total BaaS program fee income was $6.8 million, excluding $504,000 in nonrecurring revenue, for the three months ended June 30, 2025, an increase of $512,000, or 8.2%, from the three months ended March 31, 2025. We continue to have contracts with our partners that fully indemnify us against fraud and 98.8% against credit risk as of June 30, 2025.

•Continued Investments in Future Growth. Total noninterest expense of $72.8 million was up $843,000, or 1.2%, as compared to $72.0 million in the quarter ended March 31, 2025, mainly driven by higher data processing and software costs partially offset by lower legal and professional expenses. With the increase in new CCBX partners and the launch of products with existing partners in 2025, we expect that expenses will be predominantly incurred at the outset, emphasizing compliance and operational risk management. This will occur before the new programs or products start to produce revenue. As a result, we believe expense growth should moderate considerably in the second half of 2025, with new programs or products starting to produce revenue to offset the initial up-front expenses.

•Favorable Trends On, and Off Balance Sheet. Average deposits were $3.93 billion, an increase of $221.6 million, or 6.0%, over the quarter ended March 31, 2025, driven primarily by growth in CCBX partner programs and the addition of a new deposit partner. During the second quarter of 2025, we sold $1.30 billion of loans, the majority of which were credit card receivables. We retain a portion of the fee income on sold credit card loans. As of June 30, 2025 there were 313,827 off balance sheet credit cards with fee earning potential, an increase of 76,803 compared to the quarter ended March 31, 2025 and an increase of 286,146 from June 30, 2024.

Second Quarter 2025 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Income Statement Data:
Interest and dividend income	$107,797	$104,907	$102,448	$105,165	$97,422
Interest expense	31,060	28,845	30,071	32,892	31,250
Net interest income	76,737	76,062	72,377	72,273	66,172
Provision for credit losses	32,211	55,781	61,867	70,257	62,325
Net interest income after provision for credit losses	44,526	20,281	10,510	2,016	3,847
Noninterest income	42,693	63,477	74,100	78,790	69,138
Noninterest expense	72,832	71,989	67,411	64,424	57,964
Provision for income tax	3,359	2,039	3,832	2,926	3,425
Net income	$11,028	$9,730	$13,367	$13,456	$11,596

	As of and for the Three Month Period
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Balance Sheet Data:
Cash and cash equivalents	$719,759	$624,302	$452,513	$484,026	$487,245
Investment securities	45,577	46,991	47,321	48,620	49,213
Loans held for sale	60,474	42,132	20,600	7,565	—
Loans receivable	3,540,330	3,517,359	3,486,565	3,413,894	3,321,813
Allowance for credit losses	(164,794)	(183,178)	(176,994)	(171,674)	(148,878)
Total assets	4,480,559	4,339,282	4,121,208	4,064,472	3,959,549
Interest bearing deposits	3,358,216	3,251,599	3,057,808	3,047,861	2,949,643
Noninterest bearing deposits	555,355	539,630	527,524	579,427	593,789
Core deposits (1)	3,441,624	3,321,772	3,123,434	3,190,869	3,528,339
Total deposits	3,913,571	3,791,229	3,585,332	3,627,288	3,543,432
Total borrowings	47,960	47,923	47,884	47,847	47,810
Total shareholders’ equity	$461,709	$449,917	$438,704	$331,930	$316,693

Share and Per Share Data (2):
Earnings per share – basic	$0.73	$0.65	$0.97	$1.00	$0.86
Earnings per share – diluted	$0.71	$0.63	$0.94	$0.97	$0.84
Dividends per share	—	—	—	—	—
Book value per share (3)	$30.59	$29.98	$29.37	$24.51	$23.54
Tangible book value per share (4)	$30.59	$29.98	$29.37	$24.51	$23.54
Weighted avg outstanding shares – basic	15,033,296	14,962,507	13,828,605	13,447,066	13,412,667
Weighted avg outstanding shares – diluted	15,447,923	15,462,041	14,268,229	13,822,270	13,736,508
Shares outstanding at end of period	15,093,036	15,009,225	14,935,298	13,543,282	13,453,805
Stock options outstanding at end of period	126,654	163,932	186,354	198,370	286,119
See footnotes that follow the tables below

	As of and for the Three Month Period
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Credit Quality Data:
Nonperforming assets (5) to total assets	1.36%	1.30%	1.52%	1.63%	1.34%
Nonperforming assets (5) to loans receivable and OREO	1.72%	1.60%	1.80%	1.94%	1.60%
Nonperforming loans (5) to total loans receivable	1.72%	1.60%	1.80%	1.94%	1.60%
Allowance for credit losses to nonperforming loans	270.7%	325.0%	282.5%	258.7%	279.9%
Allowance for credit losses to total loans receivable	4.65%	5.21%	5.08%	5.03%	4.48%
Gross charge-offs	$53,780	$53,686	$61,585	$53,305	$55,207
Gross recoveries	$4,467	$5,486	$5,223	$4,516	$2,254
Net charge-offs to average loans (6)	5.54%	5.57%	6.56%	5.60%	6.54%

Capital Ratios:
Company
Tier 1 leverage capital	10.39%	10.67%	10.78%	8.40%	8.31%
Common equity Tier 1 risk-based capital	12.32%	12.13%	12.04%	9.24%	9.03%
Tier 1 risk-based capital	12.41%	12.22%	12.14%	9.34%	9.13%
Total risk-based capital	14.90%	14.73%	14.67%	11.89%	11.70%
Bank
Tier 1 leverage capital	10.33%	10.57%	10.64%	9.29%	9.24%
Common equity Tier 1 risk-based capital	12.36%	12.12%	11.99%	10.34%	10.15%
Tier 1 risk-based capital	12.36%	12.12%	11.99%	10.34%	10.15%
Total risk-based capital	13.65%	13.42%	13.28%	11.63%	11.44%
(1)Core deposits are defined as all deposits excluding brokered and time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was 0.99% for the quarter ended June 30, 2025 compared to 0.93% and 1.21% for the quarters ended March 31, 2025 and June 30, 2024, respectively.  ROA for the quarter ended June 30, 2025, increased 0.06% and decreased 0.22% compared to March 31, 2025 and June 30, 2024, respectively. Noninterest expenses were slightly higher for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025 due to continued investments in growth, technology and risk management, partially offset by a decrease in legal and professional expenses. Noninterest expenses were higher than the quarter ended June 30, 2024 due primarily to an increase in salaries and employee benefits, data processing and software licenses and legal and professional expenses, all of which are related to the growth of Company and investments in technology and risk management.
Yield on earning assets and yield on loans receivable decreased 0.40% and 0.22%, respectively, for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025, largely due to a decrease in CCBX loan yield. Lower rate capital call lines increased $66.2 million, or 49.6%, compared to the quarter ended March 31, 2025. These loans bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans. Average loans receivable as of June 30, 2025 increased $56.1 million compared to March 31, 2025 as net CCBX loans continue to grow, despite selling $1.30 billion in CCBX loans during the quarter ended June 30, 2025.

The quarter over quarter volatility in the efficiency ratio and noninterest income to average asset performance metrics was driven by a higher-quality CCBX loan-mix from a credit quality perspective, which effectively reduced the credit enhancement required within non-interest income due to lower net-charge off activity as a percent of total loans which lowered our provision expense. These items have a neutral impact to net income although impacted the quarter-to-quarter metrics due to lower reported noninterest income. Additionally, results for the three months ended June 30, 2025 also included a net $439,000 loss on equity securities due to the re-valuation of a privately held equity stake, which CCB reviews quarterly. Management doesn’t believe the write-down is indicative of longer-term concerns of the portfolio company’s health at this time.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Return on average assets (1)	0.99%	0.93%	1.30%	1.34%	1.21%
Return on average equity (1)	9.72%	8.91%	14.90%	16.67%	15.22%
Yield on earnings assets (1)	9.92%	10.32%	10.24%	10.79%	10.49%
Yield on loans receivable (1)	11.11%	11.33%	11.12%	11.44%	11.22%
Cost of funds (1)	3.13%	3.11%	3.24%	3.62%	3.60%
Cost of deposits (1)	3.10%	3.08%	3.21%	3.59%	3.58%
Net interest margin (1)	7.06%	7.48%	7.23%	7.42%	7.12%
Noninterest expense to average assets (1)	6.52%	6.87%	6.54%	6.42%	6.05%
Noninterest income to average assets (1)	3.82%	6.06%	7.19%	7.85%	7.22%
Efficiency ratio	60.98%	51.59%	46.02%	42.65%	42.84%
Loans receivable to deposits (2)	92.01%	93.89%	97.82%	94.33%	93.75%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Management Outlook; CEO Eric Sprink

“As we look to the latter half of 2025 and beyond, we expect to see additional new partner engagements, given that our CCBX pipeline remains strong with high-quality opportunities. We are committed to continuing to invest in our technology and risk management infrastructure to support our growth in the BaaS sector which is expected to produce future efficiencies, automation and cost reductions as we grow. The improvement in the performance of the CCBX portfolio and lower historical loss factors within the CCBX portfolio are positive indicators that our risk reduction and credit improvement efforts are proving effective, alongside the fraud and credit indemnifications provided by our partners. Additionally, we saw an increase of $512,000, or 8.2%, from the three months ended March 31, 2025 in BaaS program income, excluding nonrecurring revenue, namely in transaction and interchange income. We anticipate this growth to continue in future periods as our partner activities expand and grow.” said CEO Eric Sprink.

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank, which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 29 relationships, at varying stages, including two partners in testing, two in implementation/onboarding, and five signed LOI as of June 30, 2025.  We continue to refine the criteria for CCBX partnerships, exploring relationships with larger and more established partners, with experienced management teams, existing customer bases and strong financial positions. We also will consider promising medium and smaller sized partners that align with our approach and terms including financial wherewithal and will continue to exit relationships where it makes sense for us to do so.

While we explore relationships with new partners we continue to expand our product offerings with existing CCBX partners. As we become more proficient in the BaaS space we aim to cultivate new relationships that align with our long-term goals. We believe that a strategy of adding new partnerships and launching new products with existing partners allows us to expand and grow our customer base with a modest increase in regulatory risk given our operational history with them. Increases in partner activity/transaction counts is positively impacting noninterest income and we expect this trend to continue as current products grow and new products are introduced. We plan to continue selling loans as part of our strategy to balance partner and lending limits, and manage the loan portfolio and credit quality. We retain a portion of the fee income for our role in processing transactions on sold credit card loans, and will continue this strategy to provide an on-going revenue source with no on balance sheet risk or capital requirement.

As we build our deposit base, we will be able to sweep deposits off and on the balance sheet as needed. This deposit sweep capability allows us to better manage liquidity and deposit programs. At June 30, 2025 we swept off $478.7 million in deposits for FDIC insurance and liquidity purposes. Robinhood has entered the production testing phase for its suite of deposit products, signaling continued momentum in our strategic partnership pipeline. Dave finalized production testing in Q2 and is poised to initiate its beta launch, expanding our footprint in digital banking solutions. The introduction of theses products are expected to diversify and grow deposits.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Active	20	19	19
Friends and family / testing	2	2	1
Implementation / onboarding	2	3	1
Signed letters of intent	5	1	0
Total CCBX relationships	29	25	21

CCBX loans increased $29.5 million, or 1.8%, to $1.68 billion despite selling $1.30 billion in loans during the three months ended June 30, 2025. In accordance with the program agreement for one partner, we are responsible for losses on 5% of that portfolio. At June 30, 2025 the portion of that portfolio for which we are responsible represented $19.8 million in loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	June 30, 2025		March 31, 2025		June 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$199,675	11.9%	$133,466	8.1%	$109,133	7.7%
All other commercial & industrial loans	26,142	1.6	29,702	1.8	41,757	3.0
Real estate loans:
Residential real estate loans	234,786	14.0	285,355	17.3	287,950	20.4
Consumer and other loans:
Credit cards	533,925	31.8	532,775	32.2	549,241	39.0
Other consumer and other loans	686,321	40.7	670,026	40.6	422,136	29.9
Gross CCBX loans receivable	1,680,849	100.0%	1,651,324	100.0%	1,410,217	100.0%
Net deferred origination (fees) costs	(569)		(498)		(438)
Loans receivable	$1,680,280		$1,650,826		$1,409,779
Loan Yield - CCBX (1)(2)	16.22%		16.88%		17.75%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in CCBX loans in the quarter ended June 30, 2025, includes an increase of $66.2 million, or 49.6%, in capital call lines as a result of normal balance fluctuations and business activities, a decrease of $50.6 million, or 17.7%, in residential real estate loans and an increase of $17.4 million or 1.5%, in other consumer and other loans. We continue to monitor and manage the CCBX loan portfolio, and sold $1.30 billion in CCBX loans during the quarter ended June 30, 2025 compared to sales of $744.6 million in the quarter ended March 31, 2025. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio earnings and generate off balance sheet fee income. CCBX loan yield decreased 0.67% for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025 as a result of an increase in lower rate capital call lines and overall mix of loans compared to the quarter ended March 31, 2025, these loans bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.

The following chart shows the growth in credit card accounts that generate fee income. This includes accounts with balances, which are included in our loan totals, and accounts that have been sold and have no corresponding balance in our loan totals, and that generate fee income.

CCBX Credit Cards
651,576
313,827
337,749
551,227
237,024
314,203
484,248
182,449
301,799
450,830
81,426
369,404
379,929
27,681
352,248
600,000
400,000
200,000
—
Number of Accounts
June 30, 2024
September 30, 2024
December 31, 2024
March 31, 2025
June 30, 2025
Credit Card - On Balance Sheet Accounts
Credit Card - Off Balance Sheet Accounts

The following chart shows the growth in active CCBX debit cards which are sources of interchange income.

CCBX Debit Cards
4,185,191
4,478,158
4,985,871
5,514,674
6,258,428
6,000,000
4,000,000
2,000,000
0
Number of Accounts
June 30, 2024
September 30, 2024
December 31, 2024
March 31, 2025
June 30, 2025

The following table details the CCBX deposit portfolio:

CCBX	As of
	June 30, 2025		March 31, 2025		June 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$60,448	2.6%	$58,416	2.6%	$62,234	3.0%
Interest bearing demand and money market	2,231,159	94.5	2,145,608	94.6	1,989,105	96.7
Savings	51,523	2.2	16,625	0.7	5,150	0.3
Total core deposits	2,343,130	99.3	2,220,649	97.9	2,056,489	100.0
Other deposits	17,013	0.7	46,359	2.1	—	—
Total CCBX deposits	$2,360,143	100.0%	$2,267,008	100.0%	$2,056,489	100.0%
Cost of deposits (1)	3.96%		4.01%		4.92%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits increased $93.1 million, or 4.1%, in the three months ended June 30, 2025 to $2.36 billion as a result of growth and normal balance fluctuations. This excludes the $478.7 million in CCBX deposits that were transferred off balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage and sweep purposes, compared to $406.3 million for the quarter ended March 31, 2025. Amounts in excess of FDIC insurance coverage are transferred, using a third-party facilitator/vendor sweep product, to participating financial institutions.
Community Bank Performance Update

In the quarter ended June 30, 2025, the community bank saw net loans decrease $6.5 million, or 0.3%, to $1.86 billion, as a result of normal balance fluctuations.

The following table details the Community Bank loan portfolio:

Community Bank	As of
	June 30, 2025		March 31, 2025		June 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$149,926	8.0%	$149,104	8.0%	$144,436	7.5%
Real estate loans:
Construction, land and land development loans	194,150	10.4	166,551	8.9	173,064	9.0
Residential real estate loans	198,844	10.7	202,920	10.8	229,639	12.0
Commercial real estate loans	1,310,882	70.2	1,340,647	71.6	1,357,979	70.8
Consumer and other loans:
Other consumer and other loans	12,230	0.7	13,326	0.7	14,220	0.7
Gross Community Bank loans receivable	1,866,032	100.0%	1,872,548	100.0%	1,919,338	100.0%
Net deferred origination fees	(5,982)		(6,015)		(7,304)
Loans receivable	$1,860,050		$1,866,533		$1,912,034
Loan Yield(1)	6.53%		6.53%		6.52%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

Community bank loan categories decreased $29.8 million in commercial real estate loans and $1.1 million in consumer and other loans, partially offset by an increase of $27.6 million in construction, land and land development loans and $822,000 in commercial and industrial loans, during the quarter ended June 30, 2025.

The following table details the community bank deposit portfolio:

Community Bank	As of
	June 30, 2025		March 31, 2025		June 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$494,907	31.9%	$481,214	31.5%	$531,555	35.7%
Interest bearing demand and money market	545,655	35.1	560,416	36.8	876,668	59.0
Savings	57,933	3.7	59,493	3.9	63,627	4.3
Total core deposits	1,098,495	70.7	1,101,123	72.2	1,471,850	99.0
Other deposits	440,975	28.4	407,391	26.7	1	0.0
Time deposits less than $100,000	5,299	0.3	5,585	0.4	6,741	0.5
Time deposits $100,000 and over	8,659	0.6	10,122	0.7	8,351	0.5
Total Community Bank deposits	$1,553,428	100.0%	$1,524,221	100.0%	$1,486,943	100.0%
Cost of deposits(1)	1.77%		1.76%		1.77%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits increased $29.2 million, or 1.9%, during the three months ended June 30, 2025 to $1.55 billion. The community bank segment includes noninterest bearing deposits of $494.9 million, or 31.9%, of total community bank deposits, resulting in a cost of deposits of 1.77%, which compared to 1.76% for the quarter ended March 31, 2025.
Net Interest Income and Margin Discussion
Net interest income was $76.7 million for the quarter ended June 30, 2025, an increase of $675,000, or 0.9%, from $76.1 million for the quarter ended March 31, 2025, and an increase of $10.6 million, or 16.0%, from $66.2 million for the quarter ended June 30, 2024. Net interest income compared to March 31, 2025, was higher due to an increase in average loans receivable. The increase in net interest income compared to June 30, 2024 was largely related to growth in loans receivable and a reduction in cost of funds as a result of lower interest rates.

Net interest margin was 7.06% for the three months ended June 30, 2025, compared to 7.48% for the three months ended March 31, 2025, due primarily to a decrease in loan yield. Net interest margin, net of BaaS loan expense, (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) was 4.07% for the three months ended June 30, 2025, compared to 4.28% for the three months ended March 31, 2025. Net interest margin was 7.12% for the three months ended June 30, 2024. The decrease in net interest margin for the three months ended June 30, 2025 compared to the three months ended June 30, 2024 was largely due to a decrease in loan yield, partially offset by lower cost of funds. The $66.2 million of growth in lower rate capital call lines and overall mix of loans contributed to the decrease in net interest margin for the three months ended June 30, 2025. Capital call lines grew 49.6% quarter-over-quarter to $199.7 million, or 11.9% of total CCBX loans versus 8.1% in the prior quarter. These loans carry a lower interest rate, but also lower credit costs.

Interest and fees on loans receivable increased $720,000, or 0.7%, to $98.9 million for the three months ended June 30, 2025, compared to $98.1 million for the three months ended March 31, 2025, as a result of loan growth. Interest and fees on loans receivable increased $8.0 million, or 8.8%, compared to $90.9 million for the three months ended June 30, 2024, due to an increase in outstanding balances. Net interest margin, net of BaaS loan expense (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) decreased 0.21% for the three months ended June 30, 2025, compared to the three months ended March 31, 2025 and increased 0.07% compared the three months ended June 30, 2024.
The following tables illustrate how net interest margin and loan yield is affected by BaaS loan expense:

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	June 30 2025	March 31 2025	June 30 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.06%	7.48%	7.12%
Earning assets	4,356,591	4,124,065	3,736,579
Net interest income (GAAP)	76,737	76,062	66,172
Less: BaaS loan expense	(32,483)	(32,507)	(29,011)
Net interest income, net of BaaS loan expense(2)	$44,254	$43,555	$37,161
Net interest margin, net of BaaS loan expense (1)(2)	4.07%	4.28%	4.00%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	11.11%	11.33%	11.22%
Total average loans receivable	$3,567,823	$3,511,724	$3,258,042
Interest and earned fee income on loans (GAAP)	98,867	98,147	90,879
BaaS loan expense	(32,483)	(32,507)	(29,011)
Net loan income(2)	$66,384	$65,640	$61,868
Loan income, net of BaaS loan expense, divided by average loans (1)(2)	7.46%	7.58%	7.64%
(1) Annualized calculations shown for periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Average investment securities decreased $900,000 to $46.3 million compared to the three months ended March 31, 2025 and decreased $3.5 million compared to the three months ended June 30, 2024 as a result of principal paydowns.
Cost of funds was 3.13% for the quarter ended June 30, 2025, an increase of 2 basis points from the quarter ended March 31, 2025 and a decrease of 47 basis points from the quarter ended June 30, 2024. Cost of deposits for the quarter ended June 30, 2025 was 3.10%, compared to 3.08% for the quarter ended March 31, 2025, and 3.58% for the quarter ended June 30, 2024. The decreased cost of funds and deposits compared to June 30, 2024 were largely due to the reductions in the Fed funds rate in 2024.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.53%	1.77%	6.53%	1.76%	6.52%	1.77%
CCBX (1)	16.22%	3.96%	16.88%	4.01%	17.75%	4.92%
Consolidated	11.11%	3.10%	11.33%	3.08%	11.22%	3.58%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods presented.
The following table illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$68,264	16.22%	$67,855	16.88%	$60,138	17.75%
Less: BaaS loan expense	32,483	7.72%	32,507	8.09%	29,011	8.56%
Net BaaS loan income (1)	$35,781	8.50%	$35,348	8.79%	$31,127	9.19%
Average BaaS Loans(3)	$1,688,492		$1,630,088		$1,362,343
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for the periods presented.
(3) Includes loans held for sale.
Noninterest Income Discussion

Noninterest income was $42.7 million for the three months ended June 30, 2025, a decrease of $20.8 million from $63.5 million for the three months ended March 31, 2025, and a decrease of $26.4 million from $69.1 million for the three months ended June 30, 2024.  The decrease in noninterest income for the quarter ended June 30, 2025 as compared to the quarter ended March 31, 2025 was primarily due to a decrease of $20.6 million in total BaaS income.  The $20.6 million decrease in total BaaS income included a $22.4 million decrease in BaaS credit enhancements related to the decrease in provision for credit losses due to an improvement in the performance of the CCBX portfolio and our focus on originating higher quality CCBX loans resulting in lower historical loss factors, which had a favorable impact on the provision for credit losses, partially offset by an increase of $1.0 million in BaaS program income, which includes $504,000 in nonrecurring revenue, and a $811,000 increase in BaaS fraud enhancements. Results for the three months ended June 30, 2025 also included a net $439,000 loss on equity securities due to the re-valuation of a privately held equity stake, which we review quarterly. Management doesn’t believe the write-down is indicative of longer-term concerns of the portfolio company’s health at this time. The $1.0 million increase in BaaS program income is largely due to an increase in transaction and interchange fees and includes $504,000 in nonrecurring revenue (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements).

The $26.4 million decrease in noninterest income over the quarter ended June 30, 2024 was primarily due to a $28.5 million decrease in BaaS credit and fraud enhancements due to improvement in the performance of the CCBX loan portfolio, partially offset by an increase of $2.0 million in BaaS program income, which includes $504,000 in nonrecurring revenue.
Noninterest Expense Discussion

Total noninterest expense increased $843,000 to $72.8 million for the three months ended June 30, 2025, compared to $72.0 million for the three months ended March 31, 2025, and increased $14.9 million from $58.0 million for the three months ended June 30, 2024. The $843,000 increase in noninterest expense for the quarter ended June 30, 2025, as compared to the quarter ended March 31, 2025, was primarily due to a $659,000 increase in data processing and software licenses, an $811,000 increase in BaaS fraud expense and a $74,000 increase in legal and professional fees, partially offset by a $414,000 decrease in other expenses, $119,000 decrease in occupancy expense, $81,000 decrease in salaries and employee benefits and a $24,000 decrease in BaaS loan expense. The increase in data processing and software licenses were part of our continued investments in growth, technology and risk management. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners.

The increase in noninterest expenses for the quarter ended June 30, 2025 compared to the quarter ended June 30, 2024 was largely due to a $4.4 million increase in salary and employee benefits, a $1.6 million increase in data processing and software licenses due to enhancements and investments in technology, and a $2.7 million increase in legal and professional expenses, all of which are related to the growth of Company and investments in technology and risk management. Also contributing to the the increase was a $3.5 million increase in BaaS loan expense and a $1.0 million increase in BaaS fraud expense.

Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partner in noninterest income. The following table reflects the portion of noninterest expenses that are reimbursed by partners to assist in the understanding of how the increases in noninterest expense are related to expenses incurred and reimbursed by CCBX partners:

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands; unaudited)	2025	2025	2024
Total noninterest expense (GAAP)	$72,832	$71,989	$57,964
Less: BaaS loan expense	32,483	32,507	29,011
Less: BaaS fraud expense	2,804	1,993	1,784
Less: Reimbursement of expenses (BaaS)	646	1,026	857
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) (1)	$36,899	$36,463	$26,312
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Provision for Income Taxes
The provision for income taxes was $3.4 million for the three months ended June 30, 2025, $2.0 million for the three months ended March 31, 2025 and $3.4 million for the second quarter of 2024.  The income tax provision as a percentage was higher for the three months ended June 30, 2025 compared to the quarter ended March 31, 2025 as a result of the higher net income and increase in state income tax rates, partially offset by the deductibility of certain equity awards, and was somewhat flat in dollar amount compared to the quarter ended June 30, 2024, but higher in tax rate.

The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 5.14% for calculating the provision for state income taxes. The state rate increased in the quarter ended June 30, 2025 primarily as a result of a change in California's tax laws.
Financial Condition Overview
Total assets increased $141.3 million, or 3.3%, to $4.48 billion at June 30, 2025 compared to $4.34 billion at March 31, 2025.  The increase is primarily comprised of a $95.5 million increase in cash and interest bearing deposits with other banks, a $23.0 million increase in loans receivable, and an $18.3 million increase in loans held for sale. Total loans receivable increased to $3.54 billion at June 30, 2025, from $3.52 billion at March 31, 2025.

As of June 30, 2025, in addition to the $719.8 million in cash on hand the Company had the capacity to borrow up to a total of $642.7 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, plus an additional $50.0 million from a correspondent bank. There were no borrowings outstanding on these lines as of June 30, 2025.
The Company, on a stand alone basis, had a cash balance of $43.9 million as of June 30, 2025, a portion of which is retained for general operating purposes, including debt repayment, for funding $1.6 million in commitments to bank technology investment funds, with the remaining cash available to be contributed to the Bank as capital.
Uninsured deposits were $579.9 million as of June 30, 2025, compared to $558.8 million as of March 31, 2025.
Total shareholders’ equity as of June 30, 2025 increased $11.8 million since March 31, 2025.  The increase in shareholders’ equity was primarily comprised of $11.0 million in net earnings combined with an increase of $764,000 in common stock outstanding as a result of equity awards exercised or vested during the three months ended June 30, 2025.
The Company and the Bank remained well capitalized at June 30, 2025, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	10.33%	10.39%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	12.36%	12.32%	6.50%
Tier 1 Capital (to risk-weighted assets)	12.36%	12.41%	8.00%
Total Capital (to risk-weighted assets)	13.65%	14.90%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The allowance for credit losses was $164.8 million and 4.65% of loans receivable at June 30, 2025 compared to $183.2 million and 5.21% at March 31, 2025 and $148.9 million and 4.48% at June 30, 2024. The allowance for credit loss allocated to the CCBX portfolio was $145.9 million and 8.68% of CCBX loans receivable at June 30, 2025, with $18.9 million of allowance for credit loss allocated to the community bank or 1.02% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of June 30, 2025			As of March 31, 2025			As of June 30, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,860,050	$1,680,280	$3,540,330	$1,866,533	$1,650,826	$3,517,359	$1,912,034	$1,409,779	$3,321,813
Allowance for credit losses	(18,936)	(145,858)	(164,794)	(18,992)	(164,186)	(183,178)	(21,046)	(127,832)	(148,878)
Allowance for credit losses to total loans receivable	1.02%	8.68%	4.65%	1.02%	9.95%	5.21%	1.10%	9.07%	4.48%
Net charge-offs totaled $49.3 million for the quarter ended June 30, 2025, compared to $48.2 million for the quarter ended March 31, 2025 and $53.0 million for the quarter ended June 30, 2024. Net charge-offs as a percent of average loans decreased to 5.54% for the quarter ended June 30, 2025 compared to 5.57% for the quarter ended March 31, 2025. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 5% of a $296.3 million loan portfolio. At June 30, 2025, our portion of this portfolio represented $19.8 million in loans. Net charge-offs for this $19.8 million in loans were $1.3 million for the three months ended June 30, 2025, $1.1 million for the three months ended March 31, 2025 and $1.3 million for the three months ended June 30, 2024.

The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$11	$53,769	$53,780	$4	$53,682	$53,686	$2	$55,205	$55,207
Gross recoveries	(2)	(4,465)	(4,467)	(7)	(5,479)	(5,486)	(4)	(2,250)	(2,254)
Net charge-offs	$9	$49,304	$49,313	$(3)	$48,203	$48,200	$(2)	$52,955	$52,953
Net charge-offs to average loans (1)	0.00%	11.71%	5.54%	0.00%	11.99%	5.57%	0.00%	15.63%	6.54%
(1) Annualized calculations shown for periods presented.
During the quarter ended June 30, 2025, a $31.0 million provision for credit losses was recorded for CCBX partner loans, compared to the $54.3 million provision for credit losses was recorded for CCBX partner loans for the quarter ended March 31, 2025. The provision was based on management's analysis, bringing the CCBX allowance for credit losses to $145.9 million at June 30, 2025 compared to $164.2 million at March 31, 2025. The decrease in the allowance is due to an improvement in the performance of the CCBX portfolio and our focus on originating higher quality CCBX loans resulting in lower historical loss factors. As we continue to originate higher quality loans, these become a greater proportion of the CCBX portfolio, resulting in an improvement in expected losses and a reduced allowance. In general, CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk with our CCBX partners.
The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $47,000 was needed for the quarter ended June 30, 2025 compared to a provision of $65,000 and a provision recapture of $341,000 for the quarters ended March 31, 2025 and June 30, 2024, respectively. The provision recapture in the current period was due to the lower outstanding balance in the community bank loan portfolio.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Community bank	$(47)	$65	$(341)
CCBX	30,976	54,319	62,231
Total provision expense	$30,929	$54,384	$61,890
A provision for unfunded commitments of $1.5 million was recorded for the quarter ended June 30, 2025 as a result of a change in the loan mix of available balance. A provision for accrued interest receivable of $182,000 was recorded for the quarter ended June 30, 2025 on CCBX loans.
At June 30, 2025, our nonperforming assets were $60.9 million, or 1.36%, of total assets, compared to $56.4 million, or 1.30%, of total assets, at March 31, 2025, and $53.2 million, or 1.34%, of total assets, at June 30, 2024. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of June 30, 2025, $55.3 million of the $57.0 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above. Additionally, some CCBX partners have a collection practice that places certain loans on nonaccrual status to improve collectability. $20.1 million of these loans are less than 90 days past due as of June 30, 2025.

Nonperforming assets increased $4.5 million during the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025. Community bank nonperforming loans increased $3.7 million from March 31, 2025 to $3.8 million as of June 30, 2025, and CCBX nonperforming loans increased $847,000 to $57.0 million from March 31, 2025. The increase in CCBX nonperforming loans is due to an increase of $4.2 million in nonaccrual loans from March 31, 2025 to $24.4 million, partially offset by a $3.4 million decrease in CCBX loans that are past due 90 days or more and still accruing interest. As of June 30, 2025, $20.1 million in loans are under 90 days past due as a result of CCBX partners placing them on nonaccrual status to improve collectability. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we would typically anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow, therefore we believe the decrease in these past due CCBX loans is a positive performance indicator for the CCBX portfolio. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. There were no repossessed assets or other real estate owned at June 30, 2025. Our nonperforming loans to loans receivable ratio was 1.72% at June 30, 2025, compared to 1.60% at March 31, 2025, and 1.60% at June 30, 2024.
For the quarter ended June 30, 2025, there were $9,000 in community bank net charge-offs and $49.3 million in net charge-offs were recorded on CCBX loans. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Nonaccrual loans:
Commercial and industrial loans	$2,333	$381	$—
Real estate loans:
Construction, land and land development	1,697	—	—
Residential real estate	—	—	213
Commercial real estate	—	—	7,731
Consumer and other loans:
Credit cards	20,140	13,602	—
Other consumer and other loans	4,063	6,376	—
Total nonaccrual loans	28,233	20,359	7,944
Accruing loans past due 90 days or more:
Commercial & industrial loans	926	782	1,278
Real estate loans:
Residential real estate loans	1,817	2,407	2,722
Consumer and other loans:
Credit cards	23,116	27,187	36,465
Other consumer and other loans	6,775	5,632	4,779
Total accruing loans past due 90 days or more	32,634	36,008	45,244
Total nonperforming loans	60,867	56,367	53,188
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$60,867	$56,367	$53,188
Total nonaccrual loans to loans receivable	0.80%	0.58%	0.24%
Total nonperforming loans to loans receivable	1.72%	1.60%	1.60%
Total nonperforming assets to total assets	1.36%	1.30%	1.34%

The following tables detail the CCBX and community bank nonperforming assets which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Nonaccrual loans:
Commercial and industrial loans:
All other commercial & industrial loans	$188	$192	$—
Consumer and other loans:
Credit cards	20,140	13,602	—
Other consumer and other loans	4,063	6,376	—
Total nonaccrual loans	24,391	20,170	—
Accruing loans past due 90 days or more:
Commercial & industrial loans	926	782	1,278
Real estate loans:
Residential real estate loans	1,817	2,407	2,722
Consumer and other loans:
Credit cards	23,116	27,187	36,465
Other consumer and other loans	6,775	5,632	4,779
Total accruing loans past due 90 days or more	32,634	36,008	45,244
Total nonperforming loans	57,025	56,178	45,244
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$57,025	$56,178	$45,244
Total CCBX nonperforming assets to total consolidated assets	1.27%	1.29%	1.14%

Community Bank	As of
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Nonaccrual loans:
Commercial and industrial loans	$2,145	$189	$—
Real estate:
Construction, land and land development	1,697	—	—
Residential real estate	—	—	213
Commercial real estate	—	—	7,731
Total nonaccrual loans	3,842	189	7,944
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	3,842	189	7,944
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$3,842	$189	$7,944
Total community bank nonperforming assets to total consolidated assets	0.09%	—%	0.20%
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $4.48 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER

Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risk that changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, may adversely impact our business, financial condition, and results of operations and those other risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Cash and due from banks	$29,546	$43,467	$36,533	$45,327	$59,995
Interest earning deposits with other banks	690,213	580,835	415,980	438,699	427,250
Investment securities, available for sale, at fair value	33	34	35	38	39
Investment securities, held to maturity, at amortized cost	45,544	46,957	47,286	48,582	49,174
Other investments	12,521	12,589	10,800	10,757	10,664
Loans held for sale	60,474	42,132	20,600	7,565	—
Loans receivable	3,540,330	3,517,359	3,486,565	3,413,894	3,321,813
Allowance for credit losses	(164,794)	(183,178)	(176,994)	(171,674)	(148,878)
Total loans receivable, net	3,375,536	3,334,181	3,309,571	3,242,220	3,172,935
CCBX credit enhancement asset	167,779	183,377	181,890	173,600	149,096
CCBX receivable	13,009	12,685	14,138	16,060	11,520
Premises and equipment, net	29,052	28,639	27,431	25,833	24,526
Lease right-of-use assets	4,891	5,117	5,219	5,427	5,635
Accrued interest receivable	20,849	21,109	21,104	22,315	21,620
Bank-owned life insurance, net	13,648	13,501	13,375	13,255	13,132
Deferred tax asset, net	3,829	3,912	3,600	3,083	2,221
Other assets	13,635	10,747	13,646	11,711	11,742
Total assets	$4,480,559	$4,339,282	$4,121,208	$4,064,472	$3,959,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,913,571	$3,791,229	$3,585,332	$3,627,288	$3,543,432
Subordinated debt, net	44,368	44,331	44,293	44,256	44,219
Junior subordinated debentures, net	3,592	3,592	3,591	3,591	3,591
Deferred compensation	295	310	332	369	405
Accrued interest payable	954	1,107	962	1,070	999
Lease liabilities	5,063	5,293	5,398	5,609	5,821
CCBX payable	32,939	29,391	29,171	37,839	32,539
Other liabilities	18,068	14,112	13,425	12,520	11,850
Total liabilities	4,018,850	3,889,365	3,682,504	3,732,542	3,642,856
SHAREHOLDERS’ EQUITY
Common Stock	230,423	229,659	228,177	134,769	132,989
Retained earnings	231,287	220,259	210,529	197,162	183,706
Accumulated other comprehensive loss, net of tax	(1)	(1)	(2)	(1)	(2)
Total shareholders’ equity	461,709	449,917	438,704	331,930	316,693
Total liabilities and shareholders’ equity	$4,480,559	$4,339,282	$4,121,208	$4,064,472	$3,959,549

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$98,867	$98,147	$95,575	$99,676	$90,879
Interest on interest earning deposits with other banks	8,085	6,070	6,021	4,781	5,683
Interest on investment securities	626	650	661	675	686
Dividends on other investments	219	40	191	33	174
Total interest income	107,797	104,907	102,448	105,165	97,422
INTEREST EXPENSE
Interest on deposits	30,400	28,185	29,404	32,083	30,578
Interest on borrowed funds	660	660	667	809	672
Total interest expense	31,060	28,845	30,071	32,892	31,250
Net interest income	76,737	76,062	72,377	72,273	66,172
PROVISION FOR CREDIT LOSSES	32,211	55,781	61,867	70,257	62,325
Net interest income/(expense) after provision for credit losses	44,526	20,281	10,510	2,016	3,847
NONINTEREST INCOME
Service charges and fees	913	860	932	952	946
Loan referral fees	—	—	—	—	—
Unrealized gain (loss) on equity securities, net	(439)	16	1	2	9
Other income	853	682	473	486	257
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,327	1,558	1,406	1,440	1,212
Servicing and other BaaS fees	1,539	1,419	1,043	1,044	1,525
Transaction and interchange fees	5,109	3,833	3,699	3,549	2,934
Reimbursement of expenses	646	1,026	812	565	857
BaaS program income	7,294	6,278	5,554	5,158	5,316
BaaS credit enhancements	31,268	53,648	62,097	70,108	60,826
BaaS fraud enhancements	2,804	1,993	5,043	2,084	1,784
BaaS indemnification income	34,072	55,641	67,140	72,192	62,610
Total noninterest income	42,693	63,477	74,100	78,790	69,138
NONINTEREST EXPENSE
Salaries and employee benefits	21,401	21,482	17,955	17,060	16,973
Occupancy	915	1,034	958	964	985
Data processing and software licenses	5,541	4,882	4,049	4,338	3,977
Legal and professional expenses	5,962	5,888	4,606	3,597	3,311
Point of sale expense	69	107	89	73	72
Excise taxes	681	722	778	762	(706)
Federal Deposit Insurance Corporation ("FDIC") assessments	790	755	750	740	690
Director and staff expenses	612	631	683	559	470
Marketing	50	50	28	67	14
Other expense	1,524	1,938	1,752	1,482	1,383
Noninterest expense, excluding BaaS loan and BaaS fraud expense	37,545	37,489	31,648	29,642	27,169

BaaS loan expense	32,483	32,507	30,720	32,698	29,011
BaaS fraud expense	2,804	1,993	5,043	2,084	1,784
BaaS loan and fraud expense	35,287	34,500	35,763	34,782	30,795
Total noninterest expense	72,832	71,989	67,411	64,424	57,964
Income before provision for income taxes	14,387	11,769	17,199	16,382	15,021
PROVISION FOR INCOME TAXES	3,359	2,039	3,832	2,926	3,425
NET INCOME	$11,028	$9,730	$13,367	$13,456	$11,596
Basic earnings per common share	$0.73	$0.65	$0.97	$1.00	$0.86
Diluted earnings per common share	$0.71	$0.63	$0.94	$0.97	$0.84
Weighted average number of common shares outstanding:
Basic	15,033,296	14,962,507	13,828,605	13,447,066	13,412,667
Diluted	15,447,923	15,462,041	14,268,229	13,822,270	13,736,508

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$729,652	$8,085	4.44%	$553,393	$6,070	4.45%	$418,165	$5,683	5.47%
Investment securities, available for sale (2)	35	—	—	37	1	10.96	43	—	—
Investment securities, held to maturity (2)	46,256	626	5.43	47,154	649	5.58	49,737	686	5.55
Other investments	12,825	219	6.85	11,757	40	1.38	10,592	174	6.61
Loans receivable (3)	3,567,823	98,867	11.11	3,511,724	98,147	11.33	3,258,042	90,879	11.22
Total interest earning assets	4,356,591	107,797	9.92	4,124,065	104,907	10.32	3,736,579	97,422	10.49
Noninterest earning assets:
Allowance for credit losses	(176,022)			(170,542)			(138,472)
Other noninterest earning assets	298,698			296,993			255,205
Total assets	$4,479,267			$4,250,516			$3,853,312

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$3,369,574	$30,400	3.62%	$3,166,384	$28,185	3.61%	$2,854,575	$30,578	4.31%
FHLB advances and other borrowings	3	1	—	—	1	—	1,648	3	0.73
Subordinated debt	44,345	598	5.41	44,309	598	5.47	44,197	598	5.44
Junior subordinated debentures	3,592	61	6.81	3,592	61	6.89	3,590	71	7.95
Total interest bearing liabilities	3,417,514	31,060	3.65	3,214,285	28,845	3.64	2,904,010	31,250	4.33
Noninterest bearing deposits	562,174			543,784			584,661
Other liabilities	44,452			49,624			58,267
Total shareholders' equity	455,127			442,823			306,374
Total liabilities and shareholders' equity	$4,479,267			$4,250,516			$3,853,312
Net interest income		$76,737			$76,062			$66,172
Interest rate spread			6.27%			6.68%			6.16%
Net interest margin (4)			7.06%			7.48%			7.12%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,879,331	$30,603	6.53%	$1,881,636	$30,292	6.53%	$1,895,699	$30,741	6.52%
Total interest earning assets	1,879,331	30,603	6.53	1,881,636	30,292	6.53	1,895,699	30,741	6.52
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,048,506	6,783	2.59%	1,045,971	6,604	2.56%	938,033	6,459	2.77%
Intrabank liability	342,232	3,792	4.44	356,337	3,909	4.45	429,452	5,836	5.47
Total interest bearing liabilities	1,390,738	10,575	3.05	1,402,308	10,513	3.04	1,367,485	12,295	3.62
Noninterest bearing deposits	488,593			479,329			528,214
Net interest income		$20,028			$19,779			$18,446
Net interest margin(3)			4.27%			4.26%			3.91%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,688,492	$68,264	16.22%	$1,630,088	$67,855	16.88%	$1,362,343	$60,138	17.75%
Intrabank asset	706,157	7,825	4.44	554,781	6,085	4.45	610,646	8,299	5.47
Total interest earning assets	2,394,649	76,089	12.74	2,184,869	73,940	13.72	1,972,989	68,437	13.95
Liabilities
Interest bearing liabilities:
Interest bearing deposits	2,321,068	23,617	4.08%	2,120,413	21,581	4.13%	1,916,542	24,119	5.06%
Total interest bearing liabilities	2,321,068	23,617	4.08	2,120,413	21,581	4.13	1,916,542	24,119	5.06
Noninterest bearing deposits	73,581			64,455			56,447
Net interest income		$52,472			$52,359			$44,318
Net interest margin(3)			8.79%			9.72%			9.03%
Net interest margin, net of BaaS loan expense(5)			3.35%			3.68%			3.12%

	For the Three Months Ended
	June 30, 2025			March 31, 2025				June 30, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$729,652	$8,085	4.44%	$553,393		$6,070	4.45%	$418,165	$5,683	5.47%
Investment securities, available for sale (6)	35	—	—	37		1	10.96	43	—	3.13
Investment securities, held to maturity (6)	46,256	626	5.43	47,154		649	5.58	49,737	686	5.55
Other investments	12,825	219	6.85	11,757		40	1.38	10,592	174	6.61
Total interest earning assets	788,768	8,930	4.54%	612,341	—	6,760	4.48%	478,537	6,543	5.50%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$3	1	—	$—		1	—%	$1,648	3	0.73%
Subordinated debt	44,345	598	5.41	44,309		598	5.47	44,197	598	5.44
Junior subordinated debentures	3,592	61	6.81	3,592		61	6.89	3,590	71	7.95
Intrabank liability, net (7)	363,925	4,033	4.44	198,444		2,176	4.45	181,194	2,463	5.47
Total interest bearing liabilities	411,865	4,693	4.57	246,345		2,836	4.67	230,629	3,135	5.47
Net interest income		$4,237				$3,924			$3,408
Net interest margin(3)			2.15%				2.60%			2.86%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense, includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on loans and CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Loan income, net of BaaS loan expense, divided by average loans, is a non-GAAP measure that includes the impact BaaS loan expense on loan income and the yield on loans. The most directly comparable GAAP measure is yield on loans.

Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income, net of BaaS loan expense, is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
CCBX net interest margin, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin.
Reconciliations of the GAAP and non-GAAP measures are presented below.

CCBX	As of and for the Three Months Ended
(dollars in thousands; unaudited)	June 30 2025	March 31 2025	June 30 2024
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	16.22%	16.88%	17.75%
Total average CCBX loans receivable	$1,688,492	$1,630,088	$1,362,343
Interest and earned fee income on CCBX loans (GAAP)	68,264	67,855	60,138
BaaS loan expense	(32,483)	(32,507)	(29,011)
Net BaaS loan income	$35,781	$35,348	$31,127
Net BaaS loan income divided by average CCBX loans (1)	8.50%	8.79%	9.19%
CCBX net interest margin, net of BaaS loan expense:
CCBX net interest margin (1)	8.79%	9.72%	9.03%
CCBX earning assets	2,394,649	2,184,869	1,972,989
Net interest income (GAAP)	52,472	52,359	44,318
Less: BaaS loan expense	(32,483)	(32,507)	(29,011)
Net interest income, net of BaaS loan expense	$19,989	$19,852	$15,307
CCBX net interest margin, net of BaaS loan expense (1)	3.35%	3.68%	3.12%

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	June 30 2025	March 31 2025	June 30 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.06%	7.48%	7.12%
Earning assets	4,356,591	4,124,065	3,736,579
Net interest income (GAAP)	76,737	76,062	66,172
Less: BaaS loan expense	(32,483)	(32,507)	(29,011)
Net interest income, net of BaaS loan expense	$44,254	$43,555	$37,161
Net interest margin, net of BaaS loan expense (1)	4.07%	4.28%	4.00%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	11.11%	11.33%	11.22%
Total average loans receivable	$3,567,823	$3,511,724	$3,258,042
Interest and earned fee income on loans (GAAP)	98,867	98,147	90,879
BaaS loan expense	(32,483)	(32,507)	(29,011)
Net loan income	$66,384	$65,640	$61,868
Loan income, net of BaaS loan expense, divided by average loans (1)	7.46%	7.58%	7.64%
(1) Annualized calculations for periods presented.

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) on noninterest expense. Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partner in noninterest income. This non-GAAP measure shows the portion of noninterest expenses that are reimbursed by partners to assist the understanding of how the increases in noninterest expense are related to expenses incurred for and reimbursed by CCBX partner. The most comparable GAAP measure is noninterest expense.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Noninterest expense, net of reimbursement of expenses (BaaS)
Noninterest expense (GAAP)	$72,832	$71,989	$57,964
Less: BaaS loan expense	32,483	32,507	29,011
Less: BaaS fraud expense	2,804	1,993	1,784
Less: Reimbursement of expenses	646	1,026	857
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses	$36,899	$36,463	$26,312

APPENDIX A -
As of June 30, 2025
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.55 billion in outstanding loan balances. When combined with $1.93 billion in unused commitments the total of these categories is $5.48 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 37.0% of our total balance of outstanding loans as of June 30, 2025. Unused commitments to extend credit represents an additional $30.1 million, and the combined total in commercial real estate loans represents $1.34 billion, or 24.5% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of June 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$362,315	$2,889	$365,204	6.7%	$3,814	95
Hotel/Motel	154,877	1,073	155,950	2.8	6,734	23
Convenience Store	135,118	546	135,664	2.5	2,290	59
Office	119,622	6,666	126,288	2.3	1,375	87
Warehouse	102,688	—	102,688	1.9	1,770	58
Retail	93,552	836	94,388	1.7	936	100
Mixed use	93,455	5,287	98,742	1.8	1,126	83
Mini Storage	73,695	7,272	80,967	1.5	3,685	20
Strip Mall	43,468	—	43,468	0.8	6,210	7
Manufacturing	35,274	570	35,844	0.7	1,306	27
Groups < 0.70% of total	96,818	4,938	101,756	1.8	1,226	79
Total	$1,310,882	$30,077	$1,340,959	24.5%	$2,055	638
Consumer loans comprise 34.7% of our total balance of outstanding loans as of June 30, 2025. Unused commitments to extend credit represents an additional $746.8 million, and the combined total in consumer and other loans represents $1.98 billion, or 36.1% of our total outstanding loans and loan commitments. The $746.8 million in commitments is subject to CCBX partner/portfolio maximum limits. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $900. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with portfolio balances greater than $10.0 million.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of June 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$533,925	$702,611	$1,236,536	22.6%	$1.6	337,749
Installment loans	671,089	30,817	701,906	12.8	0.8	796,927
Lines of credit	676	14	690	0.0	0.9	715
Other loans	14,556	—	14,556	0.3	0.1	240,653
Community bank consumer loans
Installment loans	738	2	740	0.0	30.8	24
Lines of credit	178	339	517	0.0	5.7	31
Other loans	11,314	13,000	24,314	0.4	32.6	347
Total	$1,232,476	$746,783	$1,979,259	36.1%	$0.9	1,376,446
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 12.2% of our total balance of outstanding loans as of June 30, 2025. Unused commitments to extend credit represents an additional $557.7 million, which is subject to partner/portfolio maximum limits, and the combined total in residential real estate loans represents $991.3 million, or 18.1% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of June 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$234,786	$509,297	$744,083	13.6%	$27	8,735
Community bank residential real estate loans
Closed end, secured by first liens	162,205	1,064	163,269	3.0	554	293
Home equity line of credit	30,328	46,270	76,598	1.4	122	249
Closed end, second liens	6,311	1,073	7,384	0.1	218	29
Total	$433,630	$557,704	$991,334	18.1%	$47	9,306
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits. CCBX home equity lines of credit are limited to a $375.0 million portfolio maximum.
Commercial and industrial loans comprise 10.6% of our total balance of outstanding loans as of June 30, 2025. Unused commitments to extend credit represents an additional $527.8 million, and the combined total in commercial and industrial loans represents $903.6 million, or 16.5% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $199.7 million in outstanding capital call lines, with an additional $438.4 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of June 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX C&I loans
Capital call lines	$199,675	$438,391	$638,066	11.6%	$1,597	125
Retail and other loans	26,142	23,001	49,143	0.9	9	2,915
Community bank C&I loans
Construction/Contractor services	30,449	32,173	62,622	1.1	154	198
Financial institutions	51,768	—	51,768	0.9	4,314	12
Medical / Dental / Other care	5,496	3,683	9,179	0.2	423	13
Manufacturing	5,325	3,976	9,301	0.2	140	38
Groups < 0.20% of total	56,888	26,593	83,481	1.6	228	250
Total	$375,743	$527,817	$903,560	16.5%	$106	3,551
(1) Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 5.5% of our total balance of outstanding loans as of June 30, 2025. Unused commitments to extend credit represents an additional $70.0 million, and the combined total in construction, land and land development loans represents $264.2 million, or 4.8% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of June 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$104,078	$48,309	$152,387	2.8%	$7,434	14
Residential construction	39,831	17,340	57,171	1.0	2,655	15
Developed land loans	22,875	604	23,479	0.4	1,271	18
Undeveloped land loans	20,067	748	20,815	0.4	1,338	15
Land development	7,299	3,048	10,347	0.2	811	9
Total	$194,150	$70,049	$264,199	4.8%	$2,735	71

Exposure and risk in our construction, land and land development portfolio increased compared to recent periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Commercial construction	$104,078	$96,716	$83,216	$97,792	$110,372
Residential construction	39,831	39,375	40,940	35,822	34,652
Undeveloped land loans	20,067	16,684	8,665	8,606	8,372
Developed land loans	22,875	7,788	8,305	14,863	13,954
Land development	7,299	5,988	7,072	5,968	5,714
Total	$194,150	$166,551	$148,198	$163,051	$173,064
Commitments to extend credit total $1.93 billion at June 30, 2025, however we do not anticipate our customers using the $1.93 billion that is showing as available due to CCBX partner and portfolio limits.
The following table presents outstanding commitments to extend credit as of June 30, 2025:

Consolidated
(dollars in thousands; unaudited)	As of June 30, 2025 (1)
Commitments to extend credit:
Commercial and industrial loans	$89,426
Commercial and industrial loans - capital call lines	438,391
Construction – commercial real estate loans	52,709
Construction – residential real estate loans	17,340
Residential real estate loans	557,704
Commercial real estate loans	30,077
Credit cards	702,611
Consumer and other loans	44,172
Total commitments to extend credit	$1,932,430
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of June 30, 2025, capital call lines outstanding balance totaled $199.7 million and, while commitments totaled $438.4 million, the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties and would have the choice to fund or not fund the loan.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$199,675	11.9%	$438,391	$350,000	$—
All other commercial & industrial loans	26,142	1.6	23,001	471,186	531
Real estate loans:
Home equity lines of credit (3)	234,786	14.0	509,297	375,000	36,469
Consumer and other loans:
Credit cards - cash secured	364		—		—
Credit cards - unsecured	533,561		702,611		30,827
Credit cards - total	533,925	31.8	702,611	850,000	30,827
Installment loans - cash secured	128,861		30,817		—
Installment loans - unsecured	542,228		—		(38)
Installment loans - total	671,089	39.8	30,817	1,818,619	(38)
Other consumer and other loans	15,232	0.9	14	5,195	275
Gross CCBX loans receivable	1,680,849	100.0%	$1,704,131	$3,870,000	$68,064
Net deferred origination fees	(569)
Loans receivable	$1,680,280
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of July 8, 2025.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B -
As of June 30, 2025
CCBX – BaaS Reporting Information
During the quarter ended June 30, 2025, $31.3 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments, negative deposit accounts and accrued interest receivable on some CCBX partner loans. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes non-credit fraud losses on loans and deposits originated through partners, generally fraud losses related to loans are comprised primarily of first payment defaults. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. Many CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligation then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would evaluate any remaining credit enhancement asset from the CCBX partner in the event the partner failed to determine if a write-off is appropriate. If a write-off occurs, the Bank would retain the full yield and any fee income on the loan portfolio going forward, and our BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
The Bank records contractual interest earned from the borrower on CCBX partner loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (a reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Yield on loans (1)	16.22%	16.88%	17.75%
BaaS loan interest income	$68,264	$67,855	$60,138
Less: BaaS loan expense	32,483	32,507	29,011
Net BaaS loan income (2)	$35,781	$35,348	$31,127
Net BaaS loan income divided by average BaaS loans (1)(2)	8.50%	8.79%	9.19%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in average CCBX loans receivable resulted in increased interest income on CCBX loans during the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025. Our strategy is to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans with enhanced credit standards. These higher quality loans tend to have lower stated rates and expected losses than some of our CCBX loans historically. Current loan sales and new loan growth are at more similar interest rates compared to prior periods when we were selling loans with higher risk and higher interest rates and replacing them with higher quality lower interest rate loans. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio and also generate off balance sheet fee income. Growth in CCBX loans has resulted in an increase in interest income for the quarter ended June 30, 2025 compared to the quarter ended June 30, 2024.
The following tables are a summary of the interest components, direct fees and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Loan interest income	$68,264	$67,855	$60,138
Total BaaS interest income	$68,264	$67,855	$60,138

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
BaaS interest expense	$23,617	$21,581	$24,119
Total BaaS interest expense	$23,617	$21,581	$24,119

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
BaaS program income:
Servicing and other BaaS fees	$1,539	$1,419	$1,525
Transaction and interchange fees	5,109	3,833	2,934
Reimbursement of expenses	646	1,026	857
Total BaaS program income	7,294	6,278	5,316
BaaS indemnification income:
BaaS credit enhancements	31,268	53,648	60,826
BaaS fraud enhancements	2,804	1,993	1,784
BaaS indemnification income	34,072	55,641	62,610
Total noninterest BaaS income	$41,366	$61,919	$67,926
Servicing and other BaaS fees increased $120,000 and transaction and interchange fees increased $1.3 million in the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025. We expect servicing and other BaaS fees to be higher when we are bringing new partners on and then to decrease when transaction and interchange fees increase as partner activity grows and contracted minimum fees are replaced with these recurring fees when they exceed the minimum fees. Increases in BaaS reimbursement of fees offsets increases in noninterest expense from BaaS expenses covered by CCBX partners. Transaction and interchange fees for the quarter ended June 30, 2025 includes $504,000 in nonrecurring revenue.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
BaaS loan expense	$32,483	$32,507	$29,011
BaaS fraud expense	2,804	1,993	1,784
Total BaaS loan and fraud expense	$35,287	$34,500	$30,795